1. Name and Address of Reporting Person
   BARNES, MICHAEL W.
   2280 N. Greenville
   Richardson, TX 75082
2. Issuer Name and Ticker or Trading Symbol
   Fossil Inc. (FOSL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   9/25/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Divisonal President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              160360           D
Common Stock                       09/25/2002 J <F1>        1012        A      $0.0000    1012             I           Independent
                                                                               <F2>                                    Administrator
                                                                                                                       of Estate

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $0.6666                                              01/01/2010 Common                      35000    D
(Right to buy)                                                                 Stock
Stock Options  $7.4584                                              10/25/2010 Common                      52499    D
(Right to buy)                                                                 Stock
Stock Options  $10.6667                                             02/02/2010 Common                      22500    D
(Right to buy)                                                                 Stock
Stock Options  $12.0278                                             02/12/2009 Common                      28897    D
(Right to buy)                                                                 Stock
Stock Options  $13.8334                                             01/14/2012 Common                      52500    D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
Mr. Barnes acquired voting control of these securites as independent administrator pursuant to letters testamentary executed on September 25, 2002.
<F2>
Shares acquired through probate and hence no acquisition price.

SIGNATURE OF REPORTING PERSON
/s/ MICHAEL W. BARNES

DATE
09/27/2002